UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 9, 2018

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices – Zip Code)

703-287-7400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, on March 9, 2018, Iridium Communications Inc. (the “Company”) commenced an offering, pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of $360 million in aggregate principal amount of senior notes due 2023 (the “Notes”) in a private placement (the “Offering”).

On March 9, 2018, the Company, Iridium Satellite and certain other subsidiaries of the Company entered into the previously announced agreement (the “Supplemental Agreement”) with Société Générale, as BPIAE Agent, and the other lenders under its existing $1.8 billion credit facility, which the Company originally entered into in October 2010 with a syndicate of bank lenders, and most recently amended and restated in July 2017 by a supplemental agreement (as amended to the date thereof, the “Credit Facility”), and under which Iridium Satellite is the borrower, and the Company and certain of its direct and indirect subsidiaries are guarantors. Pursuant to the Supplemental Agreement, the parties thereto agreed to, among other things, further amend and restate the Credit Facility (the “Credit Facility Amendment”), which amendment will become effective upon the issuance of the Notes. A portion of the proceeds of the Offering will be used to fund approximately $87.0 million into the debt service reserve account under the Credit Facility.

Pursuant to the terms of the Credit Facility Amendment, the lenders under the Credit Facility agreed to (i) allow the Company to conduct the Offering, (ii) delay a portion of the principal repayments scheduled under the Credit Facility for 2018, 2019 and 2020 into 2023 and 2024 pursuant to an amended repayment installment schedule, (iii) after funding of the debt service reserve account back to $189.0 million, allow Iridium Satellite to access up to $87.0 million from the debt service reserve account under the Credit Facility in the future if Iridium Satellite’s projected cash level falls below $75.0 million, and (iv) adjust Iridium Satellite’s financial covenants, including eliminating current covenants that require Iridium Satellite to receive cash flows from hosted payloads and adding a covenant that requires Iridium Satellite to receive $200.0 million in hosting fees from Aireon LLC prior to December 2023. Under the Credit Facility Amendment, in the event that (a) Iridium Satellite receives hosting fees from Aireon LLC or (b) Iridium Satellite’s cash balance exceeds $140.0 million after September 30, 2019 (subject to specified exceptions), Iridium Satellite would be required to use such hosting fees or excess cash (including up to $200.0 million of hosting fees) to prepay the Credit Facility. In addition, pursuant to the Credit Facility Amendment, if any Notes remain outstanding six months prior to the maturity of the Notes, the maturity of all amounts remaining outstanding under the Credit Facility would be accelerated from September 30, 2024 (which is the date falling seven years after the commencement of principal repayments under the terms of the Credit Facility) to six months prior to the maturity of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Iridium Communications Inc.

Date: March 9, 2018	By:	/s/ Thomas J. Fitzpatrick
	Name:	Thomas J. Fitzpatrick
	Title:	Chief Financial Officer